Exhibit 99.1

PRESS RELEASE

Meera Rao Joins Rambus Board of Directors

Brings over 25 years of financial and semiconductor experience

SUNNYVALE, Calif. – Aug. 13, 2019 – Rambus Inc. (NASDAQ: RMBS), a premier silicon IP and chip provider making data faster and safer, today announced the appointment of Meera Rao to its Board of Directors, effective immediately.

Ms. Rao is an experienced semiconductor and technology industry executive with over 25 years of expertise in finance and operations. She has held several senior executive positions, most recently as Chief Financial Officer at Monolithic Power Systems, where as part of the management team, she contributed to revenue growth and improved operating margins. Prior to Monolithic Power Systems, Ms. Rao has held various executive roles at leading technology companies, including Integration Associates Inc., Atrica, Raza Foundries, NVIDIA and AMD.

“Meera’s demonstrated accomplishments and experience in the semiconductor industry, along with her energy and strong financial oversight expertise, will be important as we continue to grow our product business,” said Charles Kissner, chairman of the Rambus Board of Directors. “We are excited to welcome Meera to the Board and look forward to her contributions.”

“I am excited and honored to be joining the Rambus Board of Directors,” Rao said. “I look forward to helping guide the company as it continues to leverage its rich history of innovation to develop and deploy semiconductor products that improve leading-edge electronic systems.”

Ms. Rao is a certified public accountant (CPA) and holds a master’s degree in business administration from the University of Rochester in New York.

About Rambus Inc.

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into tens of billions of devices and systems, our products and technologies power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

t: (408) 462-8306

cpasinetti@rambus.com